Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 8, 2016, by and between Tiger Trade Technologies, Inc., a Texas corporation (“Tiger Trade”), and SMSA Ballinger Acquisition Corp., a Nevada corporation (“SMSA”).  Tiger Trade and SMSA are individually referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Tiger Trade is a corporation organized and validly existing under the laws of the State of Texas and is a wholly owned subsidiary of SMSA;

WHEREAS, the Parties desire to effect a merger whereby Tiger Trade will be merged with and into SMSA, upon the terms and conditions set forth in this Agreement (the “Merger”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, and for the purpose of prescribing the terms and conditions of the Merger, and such other details and provisions as the Parties deem necessary or desirable, the Parties agree as follows:

I.   The Merger

1.1. The Merger.  As of the Effective Time (as defined below), and on the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Nevada Revised Statutes (the “NRS”) and the Texas Business Organizations Code (the “TBOC”), Tiger Trade shall be merged with and into SMSA, SMSA shall survive the merger and continue its corporate existence under the NRS (the “Surviving Corporation”), and the separate corporate existence of Tiger Trade shall cease.

1.2. Effective Time.  The Merger shall become effective February 9, 2016, at 11:59 p.m., Pacific time, which date and time is subsequent to, but not more than ninety (90) days after the date of the filing of the Certificate of Merger and Articles of Merger with the Secretary of State of Texas and the Secretary of State of Nevada, respectively.  The time when the Merger shall become effective is herein called the “Effective Time.”

1.3. Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS and the TBOC.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers, and franchises of Tiger Trade shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Tiger Trade shall become the debts, liabilities, and duties of the Surviving Corporation.

1.4. Articles of Incorporation; Bylaws.

(a) The Articles of Incorporation of SMSA in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with their terms and as provided by the NRS.

(b) The Bylaws of SMSA in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms.

1.5. Directors and Officers.  The directors and officers of SMSA duly acting immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time, and shall serve in such capacities in accordance with the Bylaws of the Surviving Corporation until the next annual meetings of the stockholders and directors of the Surviving Corporation or until their respective successors are elected and qualified.

II.   Conversion of Ownership; Consideration

2.1. Tiger Trade Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the shares of common stock and preferred stock of Tiger Trade  outstanding immediately before the Effective Time shall be canceled and retired and shall cease to exist, and all certificates representing such shares shall be canceled.

2.2. Stock of Surviving Corporation.  The shares of common stock and preferred stock of SMSA outstanding immediately before the Effective Time shall continue as the common stock and preferred stock of the Surviving Corporation after the Effective Time.

2.3. Taking of Necessary Action.  Each of the Parties shall use its reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the TBOC and the NRS.

III.    Miscellaneous

3.1. Counterparts.  This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

3.2. Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.3. Entire Agreement.  This Agreement embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

3.4. Termination.  This Agreement may be terminated at any time prior to the Effective Time by agreement of the Parties.

3.5. Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified, and supplemented only by written agreement of the Parties.

3.6. Binding Effect; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned by any of the Parties (by operation of law or otherwise) without the prior written consent of the Parties.  Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

3.7. Severability.  If any term, covenant, or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law, unless such severance would cause a materially adverse economic result to the Party against whom this Agreement is sought to be enforced.

3.8. Governing Law.  This Agreement shall be governed by, enforced under, and construed and interpreted in accordance with the laws of the State of Nevada without regard to its principles of conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SMSA BALLINGER ACQUISITION CORP.,
a Nevada corporation

By: /s/ Gust Kepler
       Gust Kepler, Chief Executive Officer

TIGER TRADE TECHNOLOGIES, INC.,
a Texas corporation

By: /s/ Gust Kepler
       Gust Kepler, Chief Executive Officer